Exhibit 99.2
Third Quarter Highlights Increase in EPS of $0.13 per share (diluted) for the second quarter of 2010 versus the second quarter of 2009. On a year-to-date basis, Chesapeake’s legacy businesses have generated 20% and 17% net income and EPS growth, respectively. Chesapeake’s CFG division contributed approximately $554,000 to gross margin. ESNG’s recent expansion and new services added $390,000 to gross margin. ESNG received FERC approval and has started construction on the Mainline Extension Interconnect Project with TETCO. The three-year phase-in project is estimated to add $2.2 million in annual margin based on 20,000 dekatherms per day in the first year and up to $4.3 million in annual margin based on 40,000 dekatherms per day in year three. Service under this project is expected to begin in January 2011. New natural gas distribution, residential, commercial and industrial growth on the Delmarva Peninsula added $154,000 in margin. FPU contributed $1.1 million of net income, or 66% of total net income. Operating Statistics Income Statement Data for the Quarters Ended September 30, 201 0 & 2009 (in thousands, except shares and per share data) Chesapeake and Subsidiaries 2010 2009 Gross Margin(1) Regulated Energy $26,264 $13,027 Unregulated Energy 4,420 3.300 Other 1,015 Total Gross Margin $32,080 $17,342 Operating Income (Loss) Regulated Energy $6,536 $2,971 Unregulated Energy (2,237) (1,361) Other 647 Total Operating Income $4,583 $2,257 Heating Degree-Days — Delmarva Peninsula Actual 50 80 10-year average (normal) 60 58 Heating Degree-Days — Florida Actual 10-year average (normal) Cooling Degree-Days — Florida Actual 1,654 1.425 10-year average (normal) 1,466 Share Data Twelve Months Ended 9/30/2010 12/31/2009 9/30/2009 Closing Price $36.22 $32.05 $30.99 Book Value $23.41 $22.33 $18.73 Market to Book Ratio 1.55x 1.44x 1.65x Dividend Yield 3.64% 3.9356 4.07% Market Capitalization (Millions)$344 $301 $214 Basic Earnings Per Share $2.71 $2.17 $2.06 Annualized Dividend Per Share $1.32 $1.26 $1.26 Dividend Payout Ratio 49% 58% 60% Average Shares Outstanding 9,258,686 7,313,320 6,850,450 Price/Earnings Ratio 13.1x 14.7x 15.0x (continuing operations) 909 Silver Lake Boulevard, Dover, DE 19904 Telephone: 302.734.6799 | Fax: 302.734.6750 | www.chpk.com